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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:    September 6, 2002

OPTIONS TALENT GROUP
(Exact name of Company as specified in its charter)

Nevada (State of Incorporation)	0-22382 (Commission File Number)	56-1051491 (IRS Employer ID No.)

1701 Park Center Drive
Orlando, Florida 32835

(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (888) 590-9994

Former name or former address, if changed since last report: 9000 Sunset Blvd., Penthouse, Los Angeles, California 90069

Information included in this report:

Item 1.  Changes in Control of Company.

        As also discussed in Item 2 below, on September 6, 2002, Options Talent Group, a Nevada corporation (the "Company"), acquired Trans Continental Classics, Inc., a privately held Nevada corporation ("TCC"), through the merger of a newly formed subsidiary of the Company with and into TCC, with TCC surviving (the "Merger"). Upon the effectiveness of the Merger, the two sole holders (the "TCC Stockholders") of the common stock of TCC received an aggregate amount of 116,280,000 shares (the "Initial Shares") of common stock, par value $0.001 per share of the Company ("Common Stock"). In addition, the TCC Stockholders shall receive additional shares (the "Additional Shares") of Common Stock, upon consummation of a 100 to 1 reverse split of the Common Stock with a corresponding decrease in authorized shares of Common Stock from 500,000,000 to 5,000,000 and a subsequent increase in the authorized shares of Common Stock back to 500,000,000, equal to that number of shares which when added to the Initial Shares will equal 51% of the fully diluted voting capital stock of the Company.

        Immediately prior to the Merger, the TCC Stockholders, Louis J. Pearlman and Gregory T. McDonald, each held 50,000 shares of common stock of TCC. Upon the effectiveness of the Merger on September 6, 2002, the TCC Stockholders each received 58,140,000 shares of Common Stock, or a total of 116,280,000, and the Company became obligated to issue the Additional Shares upon the occurrence of the reverse stock split and increase in authorized shares discussed in the preceding paragraph. Such 116,280,000 shares of Common Stock constitute 50.5% of the outstanding Common Stock, based on a total of 230,199,593 shares of Common Stock outstanding as of September 6, 2002. Such 230,199,593 share amount was comprised of the 113,919,593 shares of Common Stock outstanding immediately prior to the Merger and the 116,280,000 shares issued upon the effectiveness of the Merger. The votes represented by such 116,280,000 shares of Common Stock, however, constitute 21.9% of the votes eligible to be cast with respect to the capital stock of the Company, based on a total of 530,199,593 votes eligible to be cast with respect to all of the outstanding shares of the Company's capital stock as of September 6, 2002. The 530,199,593 votes are comprised of the 230,199,593 votes represented by the same number of shares of Common Stock and the 300,000,000 votes represented by 5,000,000 shares of the Company's Series C Convertible Preferred Stock ("Series C Preferred") which vote generally with the Common Stock as a single class on an as converted basis. Each share of Series C Preferred currently is convertible into 60 shares of Common Stock.

        Pursuant to the Agreement and Plan of Merger relating to the Merger (the "Merger Agreement"), so long as the TCC Stockholders continue to hold, directly or indirectly, in the aggregate greater than 50% of Buyer's voting capital stock on a fully diluted basis, the Company has agreed to nominate a slate of five director candidates to fill the Company's five member Board of Directors, three of whom will be designated by the TCC Stockholders and the other two of whom will be designated by the holders of a majority of the Company's outstanding Series C Preferred. The parties to the Merger Agreement have agreed that Messrs. Pearlman and McDonald and Jeffrey Kranzdorf shall replace Mohamed Hadid, Anthony Ruben and Rafiah Kashmiri on the Company's Board of Directors and have agreed to take such actions to effect such elections, subject to compliance with Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

        As of the date hereof, The Jefferson Trust, The Paramount Trust and The Morgan Trust (collectively, the "Trusts"), Richard J. Walk and Mohamed Hadid (the foregoing own all of the Series C Preferred, as well as shares of Common Stock) and Graye Capital, Ltd., Fortune Multimedia, Ltd. and Homesite Capital, Ltd., each a British Virgin Island corporation (collectively, the "BVI Companies"), are parties to that certain Stockholders' Agreement, dated January 31, 2002 (set forth as an exhibit to the Agreement and Plan of Merger, dated January 31, 2002, included as Exhibit 1 to the Form 8-K filed by the Company on February 15, 2002). Pursuant to such Stockholder's Agreement, Mr. Hadid and the BVI Companies have each granted irrevocable proxies with respect to their respective shareholdings in the Company, apportioned as equal as possible, to each of the Trusts. As a result of such proxies, as well as the shares of capital stock of the Company owned by the Trusts, the Trusts have the right to direct an aggregate of 320,849,676 votes, which represents 60.5% of the 530,199,593 votes eligible to be cast with respect to the outstanding capital stock of the Company as of September 6, 2002. Accordingly, the Trusts may take such actions which may at a subsequent date result in a change in control of the Company.

Item 2.  Acquisition or Disposition of Assets.

        On September 5, 2002, the Company entered into the Merger Agreement described in Item 1 hereof pursuant to which Sub (a newly created wholly-owned subsidiary of the Company formed for this purpose) was merged with and into TCC effective September 6, 2002. TCC survived the Merger and is currently held as a wholly-owned subsidiary of the Company. TCC's primary asset is its non-exclusive license to certain musical recordings with Heritage Entertainment, Inc. (the "Recordings"). TCC's primary business is the commercialization of the Recordings, which as of the date hereof has generated no revenue.

        Upon the effectiveness of the Merger, Louis J. Pearlman and Gregory T. McDonald, the two sole stockholders of TCC, received shares of Common Stock of the Company equal to 50.5% of the Common Stock outstanding immediately after the Merger. As described in Item 1 hereof, the Company will issue additional shares of Common Stock following a 100 to one reverse split of the Common Stock and a subsequent increase in the authorized shares thereof, equal to that number of shares which when added to the Initial Shares (as defined in Item 1 hereof) will equal 51% of the fully diluted voting capital stock of the Company.

        Other than the foregoing transactions and other agreements provided in the Merger Agreement, there is no material relationship between the Company and TCC or Messrs. Pearlman and McDonald.

Item 7.  Financial Statements and Exhibits

(a)	Financial statements of business acquired.
Note: To be filed by amendment.
(b)	Pro forma financial information.
Note: To be filed by amendment.
(c)	Exhibits
No.	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2002, among the Company, TCC, the TCC Stockholders, the holders of the Series C Preferred and Sub.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIONS TALENT GROUP
Date: September 17, 2002	By:	/s/ Mark Tolner
Name: Mark Tolner
Title: Chief Executive Officer

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  Information included in this report
  Item 1. Changes in Control of Company.
  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits
SIGNATURES